                                                                    EXHIBIT 21.2



CERTIFICATE OF INCORPORATION


State of Delaware
Certificate of Incorporation
A Stock Corporation



First:             The name of this corporation is Revenge Marine, Inc.

Second: Its registered office in the State of Delaware is to be located at 15 E. North Street, in the city of Dover, County of Kent, Zip Code 19901. The Registered Agent in charge thereof is Permacorp Incorporated

Third: The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth: The amount of the total authorized capital stock of this corporation is one hundred thousand Dollars ($ 100,000.00) divided into 10,000,000 shares of .01 Dollars ($0.01) each.

Fifth: The name and mailing address of the incorporator are as follows: William C. Robinson, 7711 S. Jamestown, Tulsa, OK 74136

Sixth: I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do intake, file and record this Certificate and do certify that the facts herein stated are true, and have accordingly set my hand this second day of October, A.D. 1998.


/s/ William C. Robinson
Incorporator